Exhibit 107

Calculation of Filing Fee Table

Form S-8

ZEALAND PHARMA A/S

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(1)		Amount Registered(2)	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(3)
Equity	Ordinary Shares, DKK 1 nominal value per share(4)
	Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Employees in the United States	457	(h)	99,420	$12.95	$1,287,489	0.0000927	$119.35
	Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Board of Directors	457	(h)	8,000	$12.95	$103,600	0.0000927	$9.60
		Total Offering Amounts				$1,391,089		$128.95
		Total Fee Offsets						–
		Net Fee Due						$128.95

(1) Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 24, 2022.

(2) Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Employees in the United States or the Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Board of Directors by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3) The Registrant does not have any fee offsets.

(4) These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-219456).